Exhibit 10.22

Synlogic Operating Company, Inc.

301 Binney Street, Suite 402

Cambridge, MA 02142

Provided by February 16, 2024

Tony Awad

Dear Tony,

The purpose of this letter agreement (“Agreement”) is to confirm the terms of this separation of employment from Synlogic, Inc. (“Synlogic” or “the Company”).1 The Severance Pay and Benefits described below are contingent on your agreement to and compliance with the provisions of this Agreement, as set forth below. In order to accept the Severance Pay and Benefits offered in this Agreement, you must sign and return the same on, or before April 1, 2024. This Agreement shall be effective on the eighth (8th) day after you sign the same (the “Effective Date”).

1.
Separation of Employment. As previously communicated to you, your employment with the Company ends on 5/30/2024 (the “Separation Date”). You acknowledge that from and after the Separation Date, you have no authority to, and shall not, represent yourself as an employee or agent of the Company.
2.
Severance Pay and Benefits. If you comply with the terms of this Agreement, the Company will provide you with the following:
i.
Severance Pay in the form of a lump-sum payment equivalent to six (6) months of your base salary, or $218,856 less all tax withholdings and any other authorized deductions paid within thirty (30) days of you returning an executed Agreement. Such payment is being made consistent with the terms of the Employment Letter Agreement dated November 28, 2018 and the Amendment to the the Employment Letter Agreement, dated December 26, 2023 (collectively the “Awad Employment Agreement”).
ii.
Health and Other Benefits.
a.
Health: You will have the right to continue your participation in Synlogic’s medical and dental insurance programs through your Separation Date. You will then have the right to continue your participation in Synlogic’s medical and dental insurance programs subject to your timely applying and being eligible for such benefits pursuant to the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA), subject to the requirements of COBRA and the continuation of the Company medical and dental plans by its insurance carrier. If you sign this Agreement and it becomes effective as set forth below, and elect COBRA coverage, the Company will continue to pay the Company premium for such coverage for six (6) months after your Separation Date. Your medical and dental plan contributions will be deducted from your severance pay. Thereafter, your continuation of your medical and dental insurance pursuant to the provisions of COBRA will be solely at your own cost. The “qualifying event” under COBRA shall be deemed to have commenced on the Separation Date. In the event that the Company, in connection with the winding down of its business, terminates its group health plan coverage, the Company shall provide you with a taxable lump sum payment equal to the cost of the currently selected medical benefit option times the number of months remaining in the severance period following cessation of the Company’s group health plan coverage.

1 Except for the obligations set forth in Section 2 which shall be solely the obligations of Synlogic, Inc.,whenever the term Synlogic, Inc. is otherwise used in this Agreement (including, without limitation, Section 7), it shall be deemed to include Synlogic, Inc., and any and all of its divisions, affiliates and subsidiaries and all related entities (including investors), and its and their directors, officers, employees, agents, successors and assigns.

b.
2024 Bonus: You will be eligible for consideration of 100% of your target 2024 bonus, pro-rated by the number of days employed in 2024, in the amount of $87,302. The determination of whether to

Exhibit 10.22

award a bonus and the amount of such bonus shall be in the sole discretion of the Company and is subject to the approval of the Board of Directors. If such bonus is awarded,it is expected to be paid by no later than within thirty (30) days of you returning an executed Agreement. You acknowledge and agree that you have no contractual or other entitlement to such a bonus.

ii. You acknowledge and agree that the Severance Pay and Benefits set forth in the sub-sections above are consistent with the provisions of the Brennan Employment Agreement, and that your signing of this Agreement is a condition precedent to the receipt of such Severance Pay and Benefits.

3.
Equity. You will be entitled to exercise only those stock options or RSAs granted to you and which are vested as of the Separation Date under the applicable Synlogic, Inc. equity plans and any amendments to those plan (the “Equity Plans”), and only in accordance with the terms and conditions of the Equity Plans. You acknowledge and agree that you do not and will not in the future have rights to vest in any other equity plans (of whatever name or kind) that you participated in or were eligible to participate in during your employment with the Company.
4.
Acknowledgements. You acknowledge and agree that the Severance Pay and Benefits to be provided to you are not intended to, and shall not constitute, a severance plan and shall confer no benefit on anyone other than the Company and you. You further acknowledge that except for any unpaid regular wages (including accrued and unused vacation) earned through the Separation Date, which shall be paid on or around the Separation Date, you have been paid and provided all wages, vacation pay, holiday pay, bonus, business expenses, and any other form of compensation or benefit that may be due to you now or which would have become due in the future in connection with your employment or separation of employment with the Company.
5.
Return of Property, Confidentiality, Non-Disparagement. You expressly acknowledge and agree to the following:
i.
That you will abide by any and all obligations contained in agreements you have executed(copies of which can be provided to you), the terms of which are hereby incorporated by reference, which shall survive the signing of this Agreement, and which you hereby affirm. You further agree that you otherwise will keep all confidential information and trade secrets of the Company confidential, and that you will abide by any and all common law and/or statutory obligations relating to protection and non-disclosure of the Company’s trade secrets and/or confidential and proprietary documents and information. Consistent with applicable law, the Company is providing you with the notice of immunity set forth in Exhibit A,which is a part of this Agreement and each other agreement referenced in this subsection.
ii.
Without limiting the foregoing obligations, that by your Separation Date, you will promptly return to the Company all the Company documents (and any copies) and property (including all electronically stored information) regardless of where such documents, information or property is maintained. You acknowledge and agree that you shall not maintain any copies or duplicates of such documents or information. You further acknowledge that if you were to use or disclose any of the information reflected in such items, that this would cause immediate, substantial and irreparable harm to the Company.
iii.
That all information relating in any way to the negotiation and terms of this Agreement (except for your obligations under Section 5(i) above), including the amount of financial consideration provided for in this Agreement, shall be held confidential by you and shall not be publicized or disclosed to any person (other than an immediate family member, legal counsel, or financial advisor, provided that any such individual to whom disclosure is made agrees to be bound by these confidentiality obligations), business entity, or as otherwise mandated by state or federal law.
iv.
That you will not make any oral or written statements (including on any social media or other similar platform) that are professionally or personally disparaging about, or adverse to, the interests of the Company(including its officers, directors, employees and consultants) including, but not limited to, any statements that disparage any person,product, service, finances,financial condition, capability or any other aspect of the business of the Company, and that you will not engage in any conduct which could reasonably be expected to harm professionally or personally the reputation of the Company (including its officers, directors, employees and consultants).

Exhibit 10.22

v.
That the Severance Pay and Benefits being offered are based on your representations that you have not engaged in any fraudulent or unlawful conduct, and that you have fully disclosed to the Company all material information relating to your job duties for the Company.
vi.
You agree that in the event of your breach of any of your agreements set forth in this Section 5 the Company would suffer substantial irreparable harm and that the Company would not have an adequate remedy at law for such breach. In recognition of the foregoing, you agree that in the event of a breach or threatened breach of any of these covenants, in addition to such other remedies as the Company may have at law, without posting any bond or security, the Company shall be entitled to seek and obtain equitable relief, in the form of specific performance, or temporary, preliminary or permanent injunctive relief, or any other equitable remedy which then maybe available. The seeking of such injunction or order shall not affect the Company’s right to seek and obtain damages or other equitable relief on account of any such actual or threatened breach. You further agree that the Company shall be entitled to its costs and fees, including attorneys’ fees, incurred by it should it prevail in enforcing and provision of this Agreement.
6.
Cooperation/Transition of Duties. You agree that during the Severance Period you will make yourself reasonably available to the Company, upon reasonable notice, either by email, telephone or, if the Company believes necessary, in person to assist the Company in any matter relating to the services performed by you during your employment with the Company including, but not limited, transitioning your duties to others at the Company. You further agree that during this period of time and thereafter you will cooperate fully with the Company in the defense or prosecution of any claims or actions now in existence or which may be brought or threatened in the future against or on behalf of the Company, including any claim or action against its directors, officers and employees. Your cooperation in connection with such claims or actions shall include, your being available, within reason given the constraints of future employment or job search activities, to meet with the Company to prepare for any proceeding, to provide truthful affidavits and/or testimony, to assist with any audit, inspection, proceeding or other inquiry, and to act as a witness in connection with any litigation or other legal proceeding affecting the Company. You further agree that should an individual representing a party adverse to the business or legal interests of the Company (including, without limitation, anyone threatening any form of legal action against the Company) contact you (directly or indirectly), you will promptly (within 48 hours) inform the Company of that fact. Nothing herein shall be construed to prohibit or prevent you from cooperating with any government investigation (including maintaining the confidentiality of such investigation if required by the government), nor shall any such cooperation be deemed to be a violation of your obligations of non-disparagement set forth in Section 5(iv) above.
7.
Release of Claims. You hereby acknowledge and agree that by signing this Agreement, you are waiving your right to assert any Claim (as defined below) against Synlogic arising from acts or omissions that occurred on or before the Separation Date or the Effective Date, whichever is later. Please note definition of Synlogic contained in footnote 1 of this Agreement.

Your waiver and release is intended to bar any form of legal claim,lawsuit, charge, complaint or any other form of action (jointly referred to as “Claims”) against the Company seeking money or any other form of relief, including but not limited to equitable relief (whether declaratory, injunctive or otherwise), damages or any other form of monetary recovery (including but not limited to back pay, front pay, compensatory damages, emotional distress damages, punitive damages, attorneys’ fees and any other costs). You understand that there could be unknown or unanticipated Claims resulting from your employment with the Company and the termination of your employment, and you agree that such Claims are included in this waiver and release. You specifically waive and release the Company from any Claims arising from or related to your employment relationship with the Company or the termination of your employment, including without limitation Claims under any statute, ordinance, regulation, executive order, common law, constitution and/or other source of law of any state, country and/or locality (collectively and individually referred to as “Law”), including but not limited to the United States, the Commonwealth of Massachusetts, and/or any other state or locality where you worked for the Company.

Without limiting the foregoing general waiver and release, except for Claims resulting from the failure of the Company to perform its obligations under this Agreement, you specifically waive and release the

Exhibit 10.22

Company from any Claims arising from or related to your employment relationship with the Company or the termination thereof, including without limitation:

i.
Claims under any Law concerning discrimination, harassment, retaliation, or other fair employment practices, including, but not limited to the Massachusetts Anti-Discrimination and Anti-Harassment Law (M.G.L. c. 151B), the Massachusetts Sexual Harassment Law (M.G.L. c. 214, § 1C), the Massachusetts Equal Pay Act (M.G.L. c. 149, § 105A), the Massachusetts Civil Rights Act (M.G.L. c. 12, §§ 11H, 11I), the Massachusetts Equal Rights Act (M.G.L. c. 93, §§ 102, 103), the Age Discrimination in Employment Act (29 U.S.C. § 621 et seq.), Title VII of the Civil Rights Act of 1964 (42 U.S.C. § 2000e et seq.), 42 U.S.C. § 1981, the Civil Rights Act of 1991, Section1981 of the U.S.C. Title 42, the Americans with Disabilities Act (42 U.S.C. § 12101 et seq.), the Occupational Safety and Health Act, 29 U.S.C. §651 et seq. each as they may have been amended through the Separation Date or the Effective Date, whichever is later.
ii.
Claims under any Law relating to wages, hours, whistle blowing, leaves of absences or any other terms and conditions of employment, including but not limited to the Family and Medical Leave Act of 1993 (29 U.S.C. § 2601 et seq.), the Emergency Family and Medical Leave Expansion Act (Pub. L. No. 116-127, § 3101, 134 Stat. 178, 189); the Emergency Paid Sick Leave Act (Pub. L. No. 116-127, § 5101, 134 Stat. 178, 195), the Employee Retirement Income Security Act (ERISA), the Fair Labor Standards Act, the Worker Adjustment and Retraining Notification (WARN) Act, the National Labor Relations Act (NLRA), the American Rescue Plan Act of 2021, the Massachusetts Payment of Wages Law (Massachusetts General Laws Chapter 149, §§ 148, 150), Massachusetts General Laws Chapter 149 in its entirety, Massachusetts General Laws Chapter 151 in its entirety (including but not limited to the minimum wage and overtime provisions), the Massachusetts Paid Family Medical Leave Act (M.G.L.c. 175M et seq.), each as they may have been amended through the Separation Date or the Effective Date, whichever is later. You specifically acknowledge that you are waiving any Claims for unpaid wages under these and other Laws.
iii.
Claims under any local, state or federal common law theory including, without limitation, any Claim for breach of contract, ownership of inventions or any other intellectual property, implied contract, misrepresentation (intentional or negligent), fraud, promissory estoppel,unjust enrichment, quantum meruit, defamation (libel or slander),or any other Claim sounding in contract or tort.
iv.
Claims arising under the Company’s policies or benefit plans.
v.
Claims arising under any other Law or constitution.

Notwithstanding the foregoing, this Section shall not release Synlogic from any obligation expressly set forth in this Agreement. You acknowledge and agree that, but for providing this waiver and release, you would not be receiving the Severance Pay and Benefits provided for in this Agreement.

8.
OWBPA. Because you are at least forty (40) years of age, you have specific rights under the federal Age Discrimination in Employment Act (“ADEA”) and Older Workers Benefit Protection Act (“OWBPA”), which prohibit discrimination on the basis of age. The release in Section 7 is intended to release any Claim you may have against Synlogic alleging discrimination on the basis of age under the ADEA, OWBPA,and other Laws. Notwithstanding anything to the contrary in this Agreement, the release in Section 7 does not cover rights or Claims under the ADEA that arise after the date you sign this Agreement or the Effective Date, whichever is later.

Further, it is the Company’s desire and intent to make certain that you fully understand the provisions and effects of this Agreement. To that end, the Company hereby advises you in writing to consult with legal counsel prior to signing this Agreement for the purpose of reviewing the terms of this Agreement. Also, because you are at least age 40, and consistent with the provisions of the OWBPA,you are being provided with certain information, in the chart attached as Exhibit B to this Agreement, pertaining to the ages and job titles of employees in the same decisional unit who are affected and who are not affected by the reduction in force that is resulting in the termination of your employment. In addition, consistent with the provisions of the OWBPA, the Company is providing you with over forty-five (45) days from the date you are provided this Agreement to consider and accept the terms of this Agreement by signing below and returning it to Mary Beth Dooley, Head of Finance at marybeth@synlogictx.comor returning it to Synlogic, 301 Binney St, Cambridge, MA 02142 c/o

Exhibit 10.22

Mary Beth Dooley, Head of Finance, and notifying Mary Beth Dooley by email that it has been sent by hard copy. You further agree that any changes to this Agreement will not restart the running of this 45-day period. In addition, you may rescind your assent to this Agreement if, within seven(7) days after you sign this Agreement, you deliver a notice of rescission to Synlogic. To be effective, such rescission must be hand delivered or postmarked within the seven (7) day period and sent by certified mail, return receipt requested, to Mary Beth Dooley at Synlogic at the above referenced address.

Also, consistent with the provisions of state and federal discrimination laws (the “Discrimination Laws”), nothing in the general waiver and release set forth in Section 7 above shall be deemed to prohibit you from challenging the validity of this release under the Discrimination Laws or from filing a charge or complaint of age or other related discrimination with the Equal Employment Opportunity Commission (“EEOC”) or similar state agency, or from participating in any investigation or proceeding conducted by the EEOC or such state agency. However, the release in Section 7 does prohibit you from seeking or receiving monetary damages or other individual-specific relief in connection with any such charge or complaint of age or other work-related discrimination. Further, nothing in this Agreement shall be deemed to limit Synlogic’s right to seek immediate dismissal of such charge or complaint on the basis that your signing of this Agreement constitutes a full release of any individual rights under the Discrimination Laws, or Synlogic’s right to seek restitution or other legal remedies to the extent permitted by law of the economic benefits provided to you under this Agreement in the event that you successfully challenge the validity of this release and prevail in any claim under the Discrimination Laws.

9.
Consequences of Breach. In addition to any other remedies set forth in this Agreement, a breach by you of any of your obligations set forth in this Agreement shall constitute a material breach of this Agreement and, in addition to any other legal or equitable remedy available to Synlogic, shall entitle Synlogic to cease any further payment of the Severance Pay and Benefits, and to recover any Severance Pay or Benefits or its support for other benefits already provided to you. Regardless of any such breach, your release set forth in Section 7 above shall remain in full force and effect.
10.
Entire Agreement/Choice of Law/Enforceability/Jury Waiver/Successors and Assigns.
i.
Except as otherwise expressly provided in this Agreement, this Agreement supersedes any and all other prior oral and/or written agreements and sets forth the entire agreement between you and Synlogic. No variations or modifications hereof shall be deemed valid unless reduced to writing and signed by the parties hereto.
ii.
This Agreement shall be governed by the law of the state where you reside on the date you sign this Agreement, without giving effect to conflict of law principles.
iii.
Both parties further agree that any action, demand, claim or counterclaim relating to this Agreement shall be resolved by a judge alone, and both parties hereby waive and forever renounce the right to a trial before a civil jury.
iv.
If your release of Claims pursuant to Section 7 is determined to be unenforceable in whole or part, the Company will have the option, in its sole discretion, to either (a) declare the entire Agreement null and void and require you to refund the Severance Pay and Benefits provided for in this Agreement; or (b) enforce the portions of the Agreement found not to be unenforceable. In the event that any other provision of this Agreement is determined to be unenforceable in whole or part, the remainder of the Agreement shall be enforced in full.
v.
This Agreement shall inure to the benefit of Synlogic and any of its successors and assigns.

It is Synlogic’s desire and intent to make certain that you fully understand the provisions and effects of this Agreement. By executing this Agreement, you are acknowledging (a) that you have been afforded sufficient time to understand the terms and effects of this Agreement and to consult with legal counsel, (b) that your agreements and obligations hereunder are made voluntarily, knowingly and without duress, and (c) that neither Synlogic nor its agents or representatives have made any representations inconsistent with the provisions of this Agreement.

Exhibit 10.22

If you agree to the terms of this Agreement, please sign and return the enclosed copy of this Agreement by no later than April 1, 2024.

Very truly yours,

Synlogic, Inc.

/s/ Aoife Brennan Accepted and Agreed To:

By: Aoife Brennan. CEO /s/ Tony Awad

Dated: 2/16/2024 Dated: 2/17/2024